Tel: 206.274.4598 Fax: 206.493.2777 e-mail: info@deanlawcorp.com

April 24, 2012

Via EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C. 20549

Ladies and Gentlemen:

 Re:   Blue Mountain Eco Tours Inc. (the “Company”)

We have acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the filing of the Registration Statement on Form S-1 with the Securities and Exchange Commission.  In our capacity as special counsel to the Company, we have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company, and other documents we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.  Please be advised that, we have reached the following conclusions regarding the offering:

1.

The Company is a duly and legally organized and existing Nevada State Corporation, with its registered office located in Las Vegas, Nevada and its principal place of business located in Kingston, Jamaica.  The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on December 10, 2010.  The Company's existence and form is valid and legal pursuant to Nevada law.

2.

The Company is a fully and duly incorporated Nevada corporate entity.  The Company has one class of Common Stock at this time.  Neither the Articles of Incorporation, Bylaws, nor amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock.  The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was duly authorized, fully paid for and non-assessable.

3.

To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement.  We know of no disputes involving the Company and the Company has no claim, actions or inquiries from any federal, state or other government agency, other than as set forth in the registration statement.  We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4.

The Company's outstanding shares are all common shares.  There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

5.

The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer.  This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 75,000,000 shares of common stock, with a par value of $0.001 per share.

7.

Under the applicable law of the State of Nevada (including statutory, regulatory and case law), the 3,041,000 shares of common stock of the Company being registered pursuant to the Registration Statement for resale by the selling shareholders were duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable and, when sold as contemplated in the Registration Statement, will continue to be validly issued, fully paid and nonassessable.

We consent to filing this opinion as an exhibit to the Registration statement and also consent to the reference of our name in the prospectus which forms a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours very truly,

/s/ Dean Law Corp.

DEAN LAW CORP.

601 Union Street, Suite 4200, Seattle, Washington 98101 – www.deanlawcorp.com